IBM Consulting Services

Statement of Work

for

Agassi Pickleball Experience

Prepared for

Agassi Racquet Sport Experience

120 N Town Center Dr #120

Las Vegas, NV 89144, USA

July 2, 2025

Overview and Approach

1.            Statement of Work Overview

This Statement of Work (“SOW”) is between Agassi Sports Entertainment ASE (also called “Client” or “Customer”) and the IBM legal entity (“IBM”), and incorporates the Agreement identified in the Signature Acceptance section below. Client means and includes the Client company, its authorized users or recipients of the Services.

This SOW describes the Services IBM will provide, IBM responsibilities, related Client responsibilities, and Deliverables IBM will provide.

Changes to this SOW will be processed in accordance with the Project Change Control Procedure described in the Project Procedures appendix. The investigation and implementation of changes may result in modifications to the Estimated Schedule, Charges, and other terms of this SOW and the Agreement.

2.            Project Scope

To support Client’s ambition of launching a state-of-art racquet sport experience, IBM will provide Client with design and digital product concepting services, aimed at envisioning a digital interactive solution that will provide pickleball players with match insights, engaging statistics, technique improvement advice, and a community connection (“Services”).

This SOW covers Phase 1, in which IBM will collaborate with ASE to:

a.        Envision the Future Experience: Develop a high-level vision for the digital experience, focusing on enhancing player engagement and performance.

b.        Create High-Level Designs: Design key screens for the web experience, ensuring they are intuitive, engaging, and aligned with the envisioned future experience.

c.        Identify a High-Level Roadmap: Outline a strategic roadmap for the evolution of the digital experience over time, including potential features, technologies, and milestones.

d.        Create concepts and pitch collateral: Design storytelling collateral that helps convey the future vision and can be used by ASE towards potential investors and partners.

The activities outlined in this SOW will build upon the concepting work that IBM has conducted prior to this engagement.

This phase will lay the foundation for subsequent development and implementation, ensuring that the final solution meets the needs and expectations of pickleball players and the broader community. Prior to beginning a subsequent phase, IBM will reassess and potentially adjust the scope, schedule, and charges of subsequent phase(s). As appropriate, adjustments will be documented as changes in Project Change Requests (PCRs) and managed through the Project Change Control Procedure. IBM will proceed with work on the subsequent phase(s) once Client has provided written agreement of such PCR(s).

3.            Resources and Hours of Coverage

a.        Services will be performed remotely, at IBM locations in EU and near or off-shore. IBM and ASE will jointly assess if presence of IBM personnel at client or partner location is required, and travel costs will be charged separately to the Client.

b.        IBM may use personnel and resources in locations worldwide and third-party suppliers to support the delivery of products and services.

4.            IBM Responsibilities

4.1          Project Management

a.        Review the SOW (including associated documents, and the contractual responsibilities of both parties with the Client Project Manager;

b.        Establish and maintain project communications through the Client Project Manager;

c.        Prepare and maintain the IBM Project Plan which lists the activities, tasks, assignments, milestones and estimates for the performance of this SOW;

d.        Measure, track, and evaluate progress against the project plan, and help resolve any deviations with the Client Project Manager;

e.        Review the IBM standard invoice format and billing procedure to be used on the project, with the Client Project Manager;

f.         Work with the Client Project Manager to address and resolve deviations from the IBM Project Plan;

g.        Conduct regularly scheduled project status meetings with the Client’s project team;

h.        Prepare and submit status reports to the Client Project Manager;

i.         Administer the Project Change Control Procedure with the Client Project Manager; and

j.         Coordinate and manage the technical activities of IBM project personnel.

k.        Work with ASE on a joint PR requiring sign off and approvals from both parties.

4.2         Project Activities

IBM will conduct the following activities under this engagement:

Foundation and Preparation:

Utilize the design and concepting work created during the previous phase as the foundation for this project.

Co-Creation Sessions:

Prepare and facilitate between 1 and 3 co-creation sessions with ASE to align on the vision and gather input for the digital experience.

Screen Design:

•	Design key screens of the future web experience, up to a maximum of 6-10 screens.
•	Adjust the design for up to two separate partner brands, to be decided jointly with ASE during the co-creation sessions.

Clickable Prototype:

•	Create a clickable prototype in Figma based on the high-level screen designs.

Promotional Video Adjustment:

•	Adjust the promotional video created prior to this engagement for up to two separate partner brands.

Digital Experience Roadmap:

•	Translate the output of the co-creation sessions into a high-level digital experience roadmap.
•	Outline recommended next steps on detailed design and build of the experience

Working Demo Development:

•	Collaborate with a technical partner selected by ASE to build a working demo of the court experience.
•	The demo will include 2-4 screens in total, specifically 1-2 screens for the on-court experience and 1-2 screens for the post-match web-based match overview.
•

The effort will be limited to a maximum of 160 development hours. IBM, ASE and the selected partner will jointly ensure the effort is scoped out so as to match this maximum development hours. If required, a PCR can be created to increase development effort.

Additional IBM Investment:

•	As an IBM investment not priced in this SOW, translate the earlier created demo of Agassi Intelligence into the web platform.
•	This will include a Watsonx-based conversational chatbot that can help players with pickleball-related questions.

These activities will ensure a comprehensive and collaborative approach to envisioning and designing the future digital experience for pickleball players.

5.            Client Responsibilities

IBM's performance is dependent upon Client’s fulfillment of its responsibilities at no charge to IBM.  Any delay or idle time in the performance of Client’s responsibilities may result in additional charges and/or delay of the completion of the Services and will be handled in accordance with the Project Change Control Procedure.

5.1          Client Project Manager

Prior to the start of this project, Client will designate a Client Project Manager to whom all communications relative to this project will be addressed and who will have the authority to act on behalf of Client in all matters regarding this SOW.  The Client Project Manager's responsibilities include the following:

a.        Manage Client personnel and responsibilities for this project;

b.        Serve as the interface between IBM and all Client departments participating in the project;

c.        Administer the Project Change Control Procedure with the IBM Project Manager;

d.        Participate in project meetings;

e.        Obtain and provide information, data, and decisions within three (3) working days of IBM's request unless Client and IBM agree in writing to a different response time;

f.         as applicable, review and accept Deliverables submitted by IBM in accordance with the Deliverable Acceptance Procedure;

g.        Help resolve project issues and Client’s deviations from the estimated schedule, and escalate issues within Client’s organization, as necessary; and

h.        Review with the IBM Project Manager any Client invoice/billing requirements. Such requirements that deviate from IBM's standard invoice format or billing procedures may affect the price and  be managed through the Project Change Control Procedure.

5.2          Other Client Responsibilities

Client will:

a.        if required, provide safe access, suitable office space, supplies, high-speed connectivity to the Internet, and other facilities needed by IBM personnel while working at the Client’s location.  The IBM project team will be located in an area adjacent to the Client’s project personnel, and all necessary security badges and clearance will be provided for access to this area;

b.        have Client staff available to provide assistance as IBM reasonably requires and give IBM reasonable access to Client senior management, as well as any members of its staff to enable IBM to provide the Services.  Client will provide staff that has the appropriate skills and experience.  If any Client staff fails to perform as required, Client will make suitable additional or alternative staff available;

c.        IBM will not be responsible for any loss, damage, delay, or deficiencies in the Services arising from inaccurate, incomplete, or otherwise deficient information or materials supplied by or on behalf of Client;

d.        have appropriate agreements in place with third parties whose work may affect IBM’s ability to provide the Services.  Unless specifically agreed to otherwise in writing, Client is responsible for the management and performance of the third parties, and for any third-party hardware, software or communications equipment used in connection with the Services;

e.        and joint IBM and ASE references in a publicity or marketing communication is to be jointly agreed upon prior to publication

f.         agree that IBM may process the business contact information of Your employees and contractors and information about You as a legal entity (contact information) in connection with IBM Products and Services or in furtherance of IBM’s business relationship with You. This contact information can be stored, disclosed internally and processed by International Business Machines Corporation and its subsidiaries, Business Partners and subcontractors wherever they do business, solely for the purpose described above provided that these companies comply with applicable data privacy laws related to this processing.  Where required by applicable law, You have notified and obtained the consent of the individuals whose contact information may be stored, disclosed internally and processed and will forward their requests to access, update, correct or delete their contact information to IBM who will then comply with those requests;

g.       be responsible for determining that any non-IBM products and their integration comply with national building and installation codes and other laws and regulations, including product safety regulations;

h.       pursuant to any applicable export compliance laws and regulations, Client confirms they will not provide or give access to source code or technology (e.g., specific technical information, including technical data, necessary for the development, design, production, or use of a product) that would restrict or otherwise prohibit IBM from using global resources to provide Cloud Services or other Services. Client will notify IBM and obtain written agreement prior to providing or enabling any such access.

6.            Estimated Schedule

Services are estimated to start on July 7, 2025. The estimated end date for the Services is on or before October 30, 2025. IBM and ASE can jointly agree to accelerate the project and close it off earlier, if all activities have been performed.

Both parties agree to make reasonable efforts to carry out their respective responsibilities to meet the following estimated schedule.

7.            Commercial

7.1          Charges

The Services will be conducted on a fixed price basis. The fixed price for performing the Services defined in the SOW will be USD 75,000.

This fixed price is exclusive of any travel and living expenses, other reasonable expenses incurred in connection with the Services, and any applicable taxes.

The IBM team will consist of a core team of consultants, namely:

a.        Account Partner

b.        Design Lead

c.        Technical Architect

d.        UX/UI Designer

e.        Developer

IBM will invoice ASE monthly for the Services performed on a milestone basis as set forth in the Payment Schedule in the Charges section, plus applicable taxes.  IBM will invoice travel and living expenses, and other reasonable expenses incurred in connection with the Services aligned to the payment events below, Travel expenses charged to ASE must be approved by ASE in advance.

Payment Event	Charges
Screen Design completion	$ 25 k
Digital Experience Roadmap completion	$ 25 k
Working Demo	$ 25k
TOTAL CHARGES	$ 75k

The fixed price for this project is based on a contiguous work schedule. It does not account for schedule delays during the performance of the Services. Any Client caused or required delay in the project schedule will be handled by the Project Change Control procedure and may result in an increase in charges and/or schedule.  In such an event, IBM, at its option, may change the resources/skills assigned to the project.

Amounts are due upon receipt of the invoice and payable within 30 days of the invoice from IBM date to an account specified by IBM and late payment fees may apply.

Client agrees to pay all applicable charges specified by IBM, charges for use in excess of authorizations, and customs or other duty, tax, levy, or fee imposed by any authorities resulting from Client’s acquisitions under this SOW, and any late payment fees. Client is responsible to provide and keep any Client funding authorization (such as a purchase order) timely and current, with sufficient funding authorization to cover renewals for all charges, including usage and overage charges, to avoid any service disruptions, late payment fees, or Services termination.

7.2          Termination

Either party may terminate this Statement of Work by giving the other party not less than 30 days written notice.  Upon termination, Client will pay the following amounts to IBM:

a.        the charges for Services IBM provides and Products IBM delivers through termination, and all Deliverables IBM has prepared through termination, whether or not completed or delivered; and

b.        all costs and expenses IBM incurs in terminating the Services.

For fixed price charges associated with Deliverables or milestones that are partially prepared or completed, the charges for these Deliverables or milestones will be determined by IBM based on (i) a prorated amount calculated as the total charges for the preparation or completion of such Deliverables or milestones as set forth in the SOW, multiplied by the percentage of the period designated in the SOW for the preparation or completion of such Deliverables or milestones that has expired as of the termination date, or (ii) time and materials charges calculated as the number of hours expended by IBM on the preparation or achievement of such Deliverables or milestones at IBM's then-standard rates for these hours.

7.3          IBM Tools

IBM will use IBM proprietary and third-party tools (the “Tools”), including artificial intelligence, during the Services to perform certain IBM responsibilities. The Tools and associated documentation: 1) are not provided or made available to Client under this SOW even if Client may view or have access to certain Tools and 2) remain the property of IBM or a third-party, as applicable. If any Tools are installed at Client’s environment, Client is not authorized to use the Tools upon completion of the SOW. Client will remove the Tools upon completion of this Statement of Work. The output of any generative artificial intelligence is not a Project Material and when IBM provides such output to Client, IBM does not claim ownership rights to the output.

To the extent Client uses and accesses the Tools, such use and access is subject to the terms applicable to such Tools and to the extent necessary to receive the Services described in the SOW.

7.4          Cross border set up

Indirect Taxes means value added, goods and services, consumption, sales, use, revenue and/or turnover taxes calculated as a percentage of gross revenue (excluding income taxes calculated on net income or profit), financial transaction, digital services, export and import taxes or duties, stamp, registration, documentary and property taxes and any other similar charges or contributions, including surcharges on the aforementioned taxes, in each case imposed, collected or assessed by, or payable to, a tax authority or other Governmental Agency.

All charges referred to in this Agreement are expressed as exclusive of all applicable Indirect Taxes. If any Indirect Taxes are payable in relation to any goods, services or other supplies made under or in connection with this Agreement, including the provisioning and fulfilment of such supplies (i) the applicable Indirect Taxes shall be added to any charges payable by Customer; (ii) IBM shall issue an invoice or other billing documentation to Customer in accordance with Applicable Tax Laws; and (iii) as applicable, Customer shall pay or reimburse the amounts of such Indirect Taxes to IBM on or before the due dates for satisfaction of such invoices.

In the event that any withholding or deduction for or on account of tax is required under any law or regulation of any governmental entity or authority, domestic or foreign to be made by Customer in respect of any charge, the sum payable by Customer to IBM shall be increased by the amount necessary to yield to IBM an amount equal to the sum it would have received had no withholdings or deductions been made.    Customer warrants that it is registered for Indirect Taxes in the country of the customer contracting entity and that it purchases the IBM services for business use.

Customer agrees to collect and remit Indirect Taxes imposed, collected or assessed by, or payable to, a Tax Authority or Government Agency, to the extent required by local laws or where local laws provide for the customer to account for Indirect Taxes on the supply in the event that IBM is not registered for Indirect Taxes in Customer country. Customer agrees to indemnify and hold harmless IBM and its affiliates and their respective officers, directors, employees and agents, against all liabilities, damages, losses, costs and expenses if Customer fails to pay timely all Indirect Taxes due on IBM's supply to the Customer in accordance with such laws.

In the event that local laws or regulations could require the IBM contracting entity to register for Indirect Taxes in overseas countries, Customer agrees to execute local agreements with local IBM in the applicable overseas country where IBM makes supplies under the Agreement and/ or the customer or customer affiliate receives the supplies. Customer may nominate which Customer entity (namely, Customer or a local Customer Group Member,) executes the Local Service Agreement with the local IBM.

Agreed to: Agassi Sports Entertainment Corp (“Client”) Organisation number: 88-0203976	Agreed to: International Business Machines AS (“IBM”) Organisation number: 931 482 580 VAT: 931 482 580 MVA
By /s/ Ron Boreta Authorized signature	By /s/ Niclas Poldahl Authorized signature
Title: CEO	Title: Executive Partner
Name (type or print): Ron Boreta	Name (type or print): Niclas Poldahl
Date: July 2, 2025	Date: July 2, 2025
Customer number:	Referenced Agreement name/number/date:
Project Name: Agassi Court Vision	SOW number:
NOTE: If an AECI is required, fill in the field at right. If it is NOT required, DELETE this row.	Confidentiality Agreement name/number:
Client address: 120 N Town Center Dr #120 Las Vegas, NV 89144, USA	IBM address: Postboks 9267 Grønland, 0134 Oslo Lakkegata 53, 0187 Oslo

Once signed, please return a copy of this document to the IBM address shown above.

Required Administrative Information

Please provide the following to facilitate invoicing and payment of charges and promptly notify IBM of any changes.

Invoicing Address: Same as above
Invoice Payment Contact Name: Denise Berninger
Invoice Payment Contact Email: Denise@agassisports.com